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                                                                    Exhibit 3.15

[LETTERHEAD RETRACTABLE TECHNOLOGIES, INC APPEARS HERE]


                                March 30, 2000



via Facsimile at 703-765-7386

Joseph P. Koz, PhD
Chief Executive Officer
New Horizons International
6408 Boulevard View, Suite 200
Alexandria, VA 22307

Dear Joe:

     Pursuant to our conversation on March 10, 2000, the purpose of this letter is to set forth the agreement of Retractable Technologies, Inc. ("RTI") to retain the services of New Horizons International ("NHI") and Colebrand Limited ("Colebrand") as consultants to provide marketing advice and assistance, including, but not limited to, contacts with possible Accredited Investors and contacts with domestic and international organizations for RTI's use in enhancing its product reputation within the industry ("Consulting Services"). RTI assures consultants that no other United Kingdom party will have access to any records of RTI for the purpose of an equity investment in RTI other than the Series IV Class B Convertible Preferred Stock currently underway. This restriction will be effective for 90 days from the date of this letter.

     In the event NHI and Colebrand provide a contact that results in a proposed investment in RTI in any amount up to $60 million, which terms are all acceptable to RTI, in its sole and absolute discretion, NHI and Colebrand shall be entitled to a Consulting Fee for providing the above Consulting Services.
The Consulting Fee shall be payable as follows:

     5% of the total amount of capital invested by the Accredited Investors payable in cash to NHI;

     Issuance to Colebrand Limited of a number and type of securities equal to 2 1/2% of the total number and type of securities issued to the Accredited Investors; and

     Issuance of a warrant to Colebrand Limited for the right to purchase up to an amount of securities equal to 2 1/2% of the total number and type of securities sold to the Accredited Investors.
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Joseph P. Koz, PhD
March 14, 2000
Page 2

     If the above reflects NHI's and Colebrand's understanding of this agreement, please evidence this agreement by execution of this letter where indicated below. Thank you for your assistance.



                                        Sincerely,


                                        /s/ Thomas J. Shaw
                                        Thomas J. Shaw
                                        President and CEO
                                        Retractable Technologies, Inc.


     The above correctly and completely sets forth the agreement with RTI regarding the provision of consulting services.


Date:  April 4, 2000                    New Horizons International


                                        By: /s/ Joseph P. Koz
                                           --------------------------------
                                            Joseph P. Koz
                                            Chief Executive Officer


Date:  April 10, 2000                   Colebrand Limited


                                        By: /s/ [ILLEGIBLE]^^
                                           --------------------------------